                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                          Transkaryotic Therapies, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 349-0200

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 19, 1998

                             ---------------------

    The Annual Meeting of Stockholders of Transkaryotic Therapies, Inc. (the "Company") will be held at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts on Tuesday, May 19, 1998 at 10:00 a.m., Eastern Standard Time, to consider and act upon the following matters:

        1. To elect five directors to serve until the 1999 Annual Meeting of Stockholders.

        2. To transact such other business as may properly come before the meeting or any adjournment thereof.

    Stockholders of record at the close of business on March 23, 1998 will be entitled to vote at the meeting or any adjournment thereof.

                                          By Order of the Board of Directors,

                                          Daniel E. Geffken, SECRETARY

Cambridge, Massachusetts
April 15, 1998

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                         TRANSKARYOTIC THERAPIES, INC.
                               195 ALBANY STREET
                         CAMBRIDGE, MASSACHUSETTS 02139

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 19, 1998

                            ------------------------

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Transkaryotic Therapies, Inc. (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held on May 19, 1998 (the "Annual Meeting") and at any adjournment of the Annual Meeting. All shares of Common Stock will be voted in accordance with the stockholders' instructions. If no choice is specified, proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

    THE NOTICE OF MEETING, THIS PROXY STATEMENT, THE ENCLOSED PROXY AND THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE YEAR ENDED DECEMBER 31, 1997 ARE BEING MAILED TO STOCKHOLDERS ON OR ABOUT APRIL 15, 1998. THE COMPANY WILL, UPON WRITTEN REQUEST OF ANY STOCKHOLDER, FURNISH WITHOUT CHARGE A COPY OF ITS ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1997, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"). PLEASE ADDRESS ALL SUCH REQUESTS TO THE COMPANY, ATTENTION OF DIRECTOR, CORPORATE COMMUNICATIONS, 195 ALBANY STREET, CAMBRIDGE, MASSACHUSETTS 02139.

VOTING SECURITIES AND VOTES REQUIRED

    On March 23, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 19,023,792 shares of Common Stock of the Company, $.01 par value per share (the "Common Stock"). Stockholders are entitled to one vote per share.

    The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the meeting shall be necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes will be considered as present for quorum purposes but will not be counted as votes cast. Accordingly, abstentions and broker non-votes will have no effect on the voting on a matter that requires the affirmative vote of a certain percentage or a plurality of the votes cast or shares voting on a matter.

    The affirmative vote of the holders of a plurality of the shares of Common Stock present or represented and voting at the meeting is required for the election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth information, as of January 31, 1998, regarding the ownership of the Company's Common Stock by (i) persons known by the Company to own more than 5% of the outstanding shares, (ii) each of the directors of the Company, (iii) each of the executive officers of the Company named in the Summary Compensation Table and (iv) all directors and executive officers of the Company as a group.

                                                                                        SHARES OF
                                                                                         COMMON       PERCENTAGE OF
                                                                                          STOCK          COMMON
                                                                                       BENEFICIALLY       STOCK
NAME AND ADDRESS OF BENEFICIAL OWNER                                                    OWNED(1)     OUTSTANDING(2)
-------------------------------------------------------------------------------------  -----------  -----------------
Warburg, Pincus Capital Company, L.P.................................................   4,349,152(3)          22.9%
  c/o E. M. Warburg, Pincus & Co. LLC
  466 Lexington Avenue, 10th Floor
  New York, NY 10017-3147
Biotech Target S.A...................................................................   2,399,500(4)          12.7%
  c/o BB Biotech AG
  Vordergasse 3
  8200 Schaffhausen
  CH/Switzerland
Hoechst Marion Roussel, Inc..........................................................   2,187,408(5)          11.6%
  9300 Ward Parkway
  Kansas City, MO 64114-1405
Putnam Investments, Inc..............................................................   1,599,372(6)           8.4%
  One Post Office Square
  Boston, MA 02109
Christoph M. Adams, Ph.D.............................................................      36,927(7)             *
Daniel E. Geffken....................................................................      35,000(8)             *
Kurt C. Gunter, M.D..................................................................      27,814(9)             *
William R. Miller....................................................................      38,928(10)             *
Rodman W. Moorhead, III..............................................................   4,349,152(11)          22.9%
Richard F Selden, M.D., Ph.D.........................................................     749,731(12)           3.9%
James E. Thomas......................................................................   4,349,152(11)          22.9%
Douglas A. Treco, Ph.D...............................................................     244,975(13)           1.3%
Peter Wirth..........................................................................       5,000(14)             *
All directors and executive officers as a group (9 individuals)......................   5,487,527(15)          28.5%

------------------------

* Percentage is less than 1% of the total number of outstanding shares of Common Stock of the Company.

(1) The number of shares beneficially owned by each director or executive officer is determined under rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 1998 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.

(2) Number of shares deemed outstanding includes 18,935,847 shares outstanding as of January 31, 1998, plus any shares subject to issuance upon exercise of options held by the person or entity in question that were exercisable on or exercisable within 60 days after January 31, 1998.

(3) The sole general partner of Warburg, Pincus Capital Company, L.P. ("Warburg") is Warburg, Pincus & Co., a New York general partnership ("WP"). E.M. Warburg, Pincus & Co. LLC, a New York limited liability company ("EMWP"), manages Warburg. The members of EMWP are substantially the same as the partners of WP. Lionel I. Pincus is the managing partner of WP and the managing member of EMWP and may be deemed to control both WP and EMWP. WP, as the sole general partner of Warburg, has a 20% interest in the profits of Warburg. Rodman W. Moorhead, III, and James E. Thomas, directors of the Company, are Managing Directors and members of EMWP and are general partners of WP. As such, Messrs. Moorhead and Thomas may be deemed to have an indirect pecuniary interest in an indeterminate portion of the shares beneficially owned by Warburg and WP. The information presented herein is as reported in, and based in part upon, a Schedule 13G filed with the SEC by Warburg, WP and EMWP on February 13, 1997. Each of Warburg, WP and EMWP reported beneficial ownership of and sole voting and dispositive power with respect to all of the shares listed as beneficially owned. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(4) The information presented herein is as reported in, and based solely upon, a
    Schedule 13D/A filed with the SEC on January 5, 1998 by Biotech Target S.A., a Panamanian corporation ("Biotech Target"), and BB Biotech AG, a Swiss corporation ("BB Biotech"). Biotech Target is a wholly owned subsidiary of BB Biotech. Each of Biotech Target and BB Biotech reported beneficial ownership of and shared voting and dispositive power with respect to all of the shares listed as beneficially owned. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(5) The information presented herein is as reported in, and based in part upon, a Schedule 13D/A filed with the SEC on January 9, 1997 by Hoechst Marion Roussel, Inc., a Delaware corporation ("HMRI"), and HMR Pharma, Inc., a Delaware corporation ("HMR Pharma"). HMR Pharma, a wholly owned subsidiary of Hoechst Aktiengesellschaft, a German corporation, beneficially owns 98.2% of the outstanding common stock of HMRI. HMRI reported beneficial ownership of and sole voting and dispositive power with respect to all of the shares listed as beneficially owned. HMR Pharma disclaims beneficial ownership of all such shares within the meaning of Rule 13d-3 under the Exchange Act. These stockholders may be deemed to be a group for purposes of Rule 13d-3 promulgated under the Exchange Act.

(6) The information presented herein is as reported in, and based solely upon, a
    Schedule 13G filed with the SEC on January 21, 1998 by Marsh & McLennan Companies, a Delaware corporation ("M&MC"), Putnam Investments, Inc., a Massachusetts corporation ("PI"), Putnam Investment Management, Inc., a Massachusetts corporation ("PIM") and The Putnam Advisory Company, Inc., a Massachusetts corporation ("PAC"). PI, which is a wholly-owned subsidiary of M&MC, wholly owns PIM and PAC, each a registered investment adviser. PIM is the investment adviser to the Putnam family of mutual funds, in which capacity it has shared dispositive power with respect to 1,538,572 shares of Common Stock. PAC is the investment adviser to PI's institutional clients, in which capacity it has shared dispositive power with respect to 60,800 shares of Common Stock and shared voting power with respect to 36,400 shares of Common Stock. PI and M&MC disclaim beneficial ownership of all of the shares listed as beneficially owned.

(7) Consists of 36,927 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(8) Consists of 35,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(9) Includes 27,714 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(10) Includes 10,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(11) All of the shares indicated as owned by Messrs. Moorhead and Thomas are owned directly by Warburg and are included herein because of the affiliation of Messrs. Moorhead and Thomas with Warburg. Messrs. Moorhead and Thomas disclaim beneficial ownership of these shares within the meaning of Rule 13d-3 under the Exchange Act. See Note (3) above.

(12) Includes 92,856 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(13) Includes 48,571 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(14) Consists of 5,000 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

(15) Includes 256,068 shares of Common Stock issuable upon exercise of outstanding stock options granted under the Company's 1993 Long-Term Incentive Plan.

                             ELECTION OF DIRECTORS

    Directors are to be elected at the Annual Meeting. The Board of Directors has fixed the number of directors at five for the coming year. The Company's By-laws provide that the directors of the Company will be elected at each annual meeting of the Company's stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

    At each meeting of the Company's stockholders at which directors are to be elected, the Company has agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) two individuals designated by Warburg, so long as Warburg beneficially owns at least 20% of the outstanding Common Stock of the Company and (ii) one individual designated by Warburg, so long as Warburg beneficially owns at least 10%, but less than 20%, of the outstanding Common Stock of the Company.

    The Board of Directors recommends that the nominees named below be elected directors of the Company. The persons named in the enclosed proxy (Richard F Selden and James E. Thomas) will vote to elect the five nominees named below as Directors of the Company unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee is presently serving as a director and has consented to being named in this Proxy Statement and to serve if elected. If for any reason any nominee should become unavailable for election prior to the Annual Meeting, the person acting under the proxy may vote the proxy for the election of a substitute. It is not presently expected that any of the nominees will be unavailable.

    Set forth below are the name, age and length of service as a director for each member of the Board of Directors and the positions and offices held by him, his principal occupation and business experience during the past five years and the names of other publicly-held companies of which he serves as a director. Information with respect to the number of shares of Common Stock beneficially owned by each director, as of January 31, 1998, appears under "Security Ownership of Certain Beneficial Owners and Management."

                NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

    WILLIAM R. MILLER, age 69, has served as a Director since September 1991. In January 1991, he retired as Vice Chairman of the Board of Directors of Bristol-Myers Squibb Company, which position he had held since 1985. Mr. Miller is the Chairman of the Board of Directors of Vion Pharmaceuticals, Inc. and SIBIA Neurosciences, Inc., a director of ImClone Systems, Inc., ISIS Pharmaceuticals, Inc., St. Jude Medical, Inc., Westvaco Corporation and Xomed Surgical Products, Inc., and serves as Vice Chairman of the Board of Directors of Cold Spring Harbor Laboratory.

    RODMAN W. MOORHEAD, III, age 54, has served as Chairman of the Board of Directors since May 1992. Since 1973, he has been with E.M. Warburg, Pincus & Co. LLC, a specialized financial services firm, where he currently serves as a Senior Managing Director. He is also a director of NeXstar Pharmaceuticals, Inc., Xomed Surgical Products, Inc., Coventry Corporation and a number of privately held companies.

    RICHARD F SELDEN, M.D., PH.D., age 39, is the founder of the Company. He has served as Chief Scientific Officer, Chairman of the Scientific Advisory Board and a Director since the Company's inception in 1988 and as President and Chief Executive Officer since June 1994. Prior to founding the Company, Dr. Selden was an Instructor in pediatrics at Harvard Medical School. He received an A.B. in Biology from Harvard College, an A.M. in Biology from the Harvard University Graduate School of Arts and Sciences, a Ph.D. in genetics from the Division of Medical Sciences at Harvard Medical School and an M.D. from Harvard Medical School.

    JAMES E. THOMAS, age 37, has served as a Director and Secretary of the Company since May 1992. Mr. Thomas has served as a Managing Director of E.M. Warburg, Pincus & Co. LLC since January 1994, and prior to that served as Vice President from 1991 to 1994 and Associate from 1989 to 1991. Mr. Thomas is also a director of Anergen, Inc., Celtrix Pharmaceuticals, Inc., Menley & James Laboratories, Inc., Xomed Surgical Products, Inc. and a number of privately held companies.

    PETER WIRTH, age 47, has served as a Director since February 1997. Mr. Wirth has served as Executive Vice President and Chief Legal Officer of Genzyme Corporation since October 1996. From January 1996 to October 1996, Mr. Wirth served as Senior Vice President and General Counsel of Genzyme. Mr. Wirth was a partner of Palmer & Dodge LLP, a Boston, Massachusetts law firm, from 1982 through October 1996. Mr. Wirth remains Of Counsel to Palmer & Dodge LLP.

               THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF
                       THE FIVE NOMINEES DESCRIBED ABOVE.

BOARD AND COMMITTEE MEETINGS

    The Company has a standing Audit Committee of the Board of Directors, which reviews the results and scope of the audit and other services provided by the Company's independent public auditors. The Audit Committee met two times during fiscal 1997 to review the effectiveness of the Company's public auditors during the fiscal 1996 audit, to review the adequacy of the fiscal 1996 financial statement disclosures, to review the 1997 audit plan, to discuss the Company's internal control policies and procedures and to consider and recommend the selection of the Company's independent public auditors. The members of the Audit Committee are Messrs. Miller and Thomas.

    The Company also has a standing Compensation Committee of the Board of Directors, which makes recommendations concerning salaries of each employee of the Company entitled to a salary in excess of $150,000 and which exercises the authority of the Board with respect to all incentive or stock option plans or arrangements established by the Company, including the grant of stock options and the issuance of restricted shares to employees. The Compensation Committee is also responsible for establishing and modifying the compensation of all corporate officers of the Company (including compensation pursuant to stock options and other employee benefit plans and arrangements), adoption and amendment of all stock option and other employee benefit plans and arrangements and the engagement of, terms of any employment agreements and arrangements with, and termination of, all corporate officers of the Company. The Compensation Committee met one time during fiscal 1997. The members of the Compensation Committee are Messrs. Miller and Moorhead. See "Report of the Compensation Committee."

    The Company does not have a nominating committee or a committee serving a similar function. Nominations are made by and through the full Board of Directors.

    The Board of Directors held five meetings during fiscal 1997. Each director attended 100% of the meetings of the Board of Directors and all committees of the Board on which he served.

DIRECTORS' COMPENSATION

    In general, the Company does not compensate directors for service as directors but reimburses them for expenses incurred in connection with attendance at meetings of the Board of Directors and committees thereof. Mr. Miller is paid $1,000 for attendance at each meeting of the Board, other than telephonic meetings, and at each annual meeting of stockholders. For the fiscal year ending December 31, 1997, Mr. Miller earned $5,000 in director's fees. Pursuant to the terms of an agreement with the Company, Mr. Wirth received $50,000 for consulting services rendered to the Company during the fiscal year ended December 31, 1997. See "Certain Transactions."

    Directors who are not employees of the Company ("Nonemployee Directors") are entitled to participate in the Company's 1993 Non-Employee Directors' Stock Option Plan (the "1993 Directors' Plan") which is administered by the Compensation Committee of the Board of Directors. The 1993 Directors' Plan provides for an automatic option grant on the first business day immediately following each annual meeting of stockholders to each director who (i) is not an employee of the Company or of any subsidiary, affiliate or five or more percent stockholder of the Company and (ii) does not own or hold any Common Stock which was purchased prior to the approval of the 1993 Directors' Plan and which remains, at the time the director is being considered for eligibility for any specific grant under the 1993 Directors' Plan, subject to substantial risk of forfeiture under an agreement entered into with the Company. Any director who becomes such an employee shall cease to be eligible for any further option grants under the 1993 Directors' Plan while such an employee, but shall not, by reason of becoming such an employee, cease to be eligible to retain options previously granted under the 1993 Directors' Plan. The annual option grant under the Directors' Plan is to purchase 6,750 shares of Common Stock at an exercise price per share equal to the fair market value on the date of grant.

    As of January 31, 1998, no awards had been made under the 1993 Directors' Plan. Currently, Messrs. Miller and Wirth are eligible to receive option grants under the 1993 Directors' Plan. However, in lieu of an option grant under the 1993 Directors' Plan, Mr. Miller was granted options under the Company's 1993 Long-Term Incentive Plan. In addition, in lieu of an option grant under the 1993 Directors' Plan, Mr. Wirth is compensated as a consultant to the Company. See "Certain Transactions."

CERTAIN TRANSACTIONS

    In May 1991, Richard F Selden, the President and Chief Executive Officer of the Company, issued to the Company a promissory note in the principal amount of $125,000 (the "Note"). As amended in June 1993, interest accrues on the outstanding principal balance at a rate equal to one percent above the average yield for one-year United States Treasury Bills (approximately 6.48% during the year ended December 31, 1997) and is due and payable in arrears. The Board of Directors has deferred the payment of outstanding principal and interest accrued thereon since 1992. At December 31, 1997 and March 31, 1998 the outstanding principal balance and interest accrued thereon was $146,584 and $148,320, respectively. Dr. Selden has pledged 2,500 shares of the Company's Common Stock to the Company to secure his obligations under the Note.

    The Company is a party to license agreements with HMRI, whereby HMRI was granted exclusive rights to make, use and sell, worldwide, two therapeutic products produced under patent rights and technologies owned by the Company (the "License Agreements"). The License Agreements provide for fees and milestone payments to be paid by HMRI to the Company. During the fiscal year ended December 31, 1997, HMRI paid $5,788,000 to the Company under the License Agreements.

    On September 23, 1996, the Company entered into an Agreement to Nominate with Warburg, a stockholder of the Company, under which, commencing on October 16, 1996, the effective date of the Company's Registration Statement on Form S-1 relating to its initial public offering, at each meeting of the Company's stockholders at which directors are to be elected, the Company agreed to nominate, recommend the election by the Company's stockholders and use its best efforts to effect the election to the Board of Directors of the Company of (i) two individuals designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 20% of the outstanding Common Stock of the Company and (ii) one individual designated by Warburg, so long as Warburg beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 10%, but less than 20%, of the outstanding Common Stock of the Company. Messrs. Moorhead and Thomas have been nominated by the Company for election as directors at the Annual Meeting pursuant to the Agreement to Nominate.

    The Company is a party to a three year consulting agreement, dated November 1, 1996, with Peter Wirth, a director of the Company (the "Consulting Agreement"), pursuant to which he provides consulting services to the Company. Under the Consulting Agreement, Mr. Wirth was granted an option to purchase 15,000 shares of Common Stock at an exercise price of $15.00 per share, which option vests in three equal annual installments of 5,000 shares beginning on the first anniversary of the date of the Consulting Agreement. Mr. Wirth also receives an annual fee in the amount of $50,000 paid quarterly in arrears.

    In July 1997, in connection with a registered offering of an aggregate of 1,700,000 shares of Common Stock, the Company sold 500,000 shares of Common Stock, at a price of $32.50 per share, to Biotech Target, a stockholder of the Company, pursuant to the terms of a Purchase Agreement.

EXECUTIVE COMPENSATION

    SUMMARY COMPENSATION TABLE. The table below sets forth certain compensation information for the Chief Executive Officer of the Company and the four other most highly compensated executive officers of the Company whose salary and bonus for the fiscal year ended December 31, 1997 exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                                                           AWARDS
                                                                   ANNUAL COMPENSATION             -----------------------
                                                          --------------------------------------   RESTRICTED
                                                                                    OTHER ANNUAL     STOCK      SECURITIES
                                                                                    COMPENSATION     AWARDS     UNDERLYING
NAME AND PRINCIPAL POSITION                         YEAR  SALARY($)   BONUS($)(1)      ($)(2)        ($)(3)     OPTIONS(#)
--------------------------------------------------  ----  ---------   -----------   ------------   ----------   ----------
Richard F Selden, M.D., Ph.D......................  1997  $240,000     $135,000         --           --            --
  President and Chief Executive Officer             1996   210,000      100,000         --           --          128,571
                                                    1995   200,000       86,000         --           --            --

Douglas A. Treco, Ph.D............................  1997   175,000       60,000         --           --            --
  Senior Vice President, Research and Development   1996   152,000       30,000         --           --           25,714
                                                    1995   134,000       30,000         --           --            --

Christoph M. Adams, Ph.D..........................  1997   160,000       15,000         --           --            --
  Vice President, Business Development              1996   152,000        6,000         --           --            6,429
                                                    1995   142,000       17,500       $ 17,263(5)    --            --

Daniel E. Geffken.................................  1997   146,244(6)    50,000         --           --          100,000
  Vice President, Finance and Chief Financial
  Officer

Kurt C. Gunter, M.D...............................  1997   150,000       40,000         36,281(8)    --            --
  Vice President, Clinical and Regulatory Affairs   1996    63,654(7)    35,000        115,686(8)    --           64,286


                                                     ALL OTHER
                                                    COMPENSATION
NAME AND PRINCIPAL POSITION                            ($)(4)
--------------------------------------------------  ------------
Richard F Selden, M.D., Ph.D......................    $ 4,945
  President and Chief Executive Officer                 3,945
                                                        4,659
Douglas A. Treco, Ph.D............................      3,810
  Senior Vice President, Research and Development       3,945
                                                        3,125
Christoph M. Adams, Ph.D..........................      5,096
  Vice President, Business Development                  4,096
                                                        3,930
Daniel E. Geffken.................................      3,274
  Vice President, Finance and Chief Financial
  Officer
Kurt C. Gunter, M.D...............................      4,533
  Vice President, Clinical and Regulatory Affairs      15,173(7)

------------------------

(1) Bonuses indicated as earned in any fiscal year were generally paid in January of the following fiscal year.

(2) In accordance with the rules of the SEC, Other Annual Compensation in the form of perquisites and other personal benefits has been omitted in those instances where the aggregate amount of such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total amount of annual salary and bonus for the executive officer for the fiscal year indicated.

(3) No shares of restricted stock were awarded in the years ended December 31, 1997, 1996 and 1995. As of December 31, 1997, Dr. Treco held an aggregate of 11,572 shares of unvested restricted stock valued at $406,467. The value of the restricted stock held by Dr. Treco at December 31, 1997 was determined by multiplying the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1997 ($35.125) by the number of shares held and subtracting the aggregate purchase price paid by Dr. Treco for such shares. No dividends were paid in 1997, 1996 or 1995 on the outstanding shares of restricted stock.

(4) All Other Compensation includes the following: (a) the Company's contributions for Drs. Selden, Treco and Adams, Mr. Geffken and Dr. Gunter under the Company's 401(k) Plan in the amounts of $4,750, $3,464, $4,750, $2,975 and $4,188, respectively, for fiscal 1997; and (b) the taxable portion of group term life insurance premiums paid by the Company for

    Drs. Selden, Treco and Adams, Mr. Geffken and Dr. Gunter in the amounts of $195, $346, $346, $299 and $345, respectively, for fiscal 1997.

(5) Other Annual Compensation consists of $10,082 for relocation expenses paid to Dr. Adams and $7,181 for reimbursement of the related tax liability for such relocation expenses.

(6) Mr. Geffken commenced employment with the Company in February 1997.

(7) Dr. Gunter commenced employment with the Company in July 1996. All Other Compensation for 1996 includes the payment of $15,000 to Dr. Gunter in his capacity as a consultant to the Company prior to his commencing employment.

(8) Other Annual Compensation consists of $19,229 and $61,314, in 1997 and 1996, respectively, for relocation expenses paid to Dr. Gunter and $17,052 and $54,372, in 1997 and 1996, respectively, for reimbursement of the related tax liability for such relocation expenses.

    OPTION GRANT TABLE. The following table sets forth certain information regarding options granted during the fiscal year ended December 31, 1997 by the Company to the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                       POTENTIAL REALIZABLE
                                                                INDIVIDUAL GRANTS                            VALUE AT
                                             --------------------------------------------------------  ASSUMED ANNUAL RATES
                                              NUMBER OF     PERCENT OF                                    OF STOCK PRICE
                                             SECURITIES    TOTAL OPTIONS                                 APPRECIATION FOR
                                             UNDERLYING     GRANTED TO      EXERCISE OR                   OPTION TERM(1)
                                               OPTIONS     EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                                         GRANTED (#)  FISCAL YEAR(2)     ($/SHARE)       DATE        5%($)     10%($)
-------------------------------------------  -----------  ---------------  -------------  -----------  ---------  ---------
Richard F Selden, M.D., Ph.D. .............      --             --              --            --          --         --
Douglas A. Treco, Ph.D. ...................      --             --              --            --          --         --
Christoph M. Adams, Ph.D. .................      --             --              --            --          --         --
Daniel E. Geffken..........................     100,000(3)       43%         $   18.00       2/20/07   $1,132,010 $2,868,736
Kurt C. Gunter, M.D. ......................      --             --              --            --          --         --

------------------------

(1) Potential realizable value is based on an assumption that the market price of the stock will appreciate at the stated rate, compounded annually, from the date of grant until the end of the 10-year term. These values are calculated based on rules promulgated by the SEC and do not reflect the Company's estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will be dependent upon the future performance of the price of the Company's Common Stock, which will benefit all stockholders proportionately.

(2) Calculated based on an aggregate of 233,858 options granted under the Company's 1993 Long-Term Incentive Plan to employees during the fiscal year ended December 31, 1997.

(3) This option was granted under the Company's 1993 Long-Term Incentive Plan. Of the shares subject to this option, 10,000 shares vested immediately upon grant and the remaining 90,000 shares vest in six equal annual installments of 15,000 shares commencing on the first anniversary of the date of grant.

    OPTION EXERCISES AND YEAR-END VALUES. The following table sets forth certain information concerning option exercises by Named Executive Officers during the fiscal year ended December 31, 1997 and exercisable and unexercisable stock options held by the Named Executive Officers as of December 31, 1997:

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                                          NUMBER OF SECURITIES     VALUE OF UNEXERCISED
                                                                               UNDERLYING          IN-THE-MONEY OPTIONS
                                                             VALUE         UNEXERCISED OPTIONS           AT FISCAL
                                       SHARES ACQUIRED      REALIZED      AT FISCAL YEAR-END(#)       YEAR-END($)(2)
NAME                                   ON EXERCISE (#)       ($)(1)      EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
------------------------------------  -----------------  --------------  -----------------------  -----------------------
Richard F Selden, M.D., Ph.D........         --                --              21,428/107,143        $752,444/$3,762,326
Douglas A. Treco, Ph.D..............         --                --               4,285/ 21,429         150,468/  752,479
Christoph M. Adams, Ph.D............          4,500        $  130,653          22,285/ 31,073         782,538/ 1,091,128
Daniel E. Geffken...................         10,000           210,000               0/ 90,000               0/ 1,541,250
Kurt C. Gunter, M.D. ...............          3,000           103,387           7,714/ 53,572         270,877/ 1,881,181

------------------------

(1) Value Realized represents the difference between the aggregate exercise price of the option and the aggregate sale price of the underlying Common Stock.

(2) Value of Unexercised In-the-Money Options represents the difference between the last reported sales price of the Company's Common Stock as reported by the Nasdaq National Market on December 31, 1997 ($35.125) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT AGREEMENTS

    The Company is a party to employment agreements with each of the Named Executive Officers. Each employment agreement contains provisions for establishing the annual base salary and bonus for each such executive officer. Pursuant to the terms of the employment agreements, the 1998 annual base salary for each of Drs. Selden, Treco and Adams, Mr. Geffken and Dr. Gunter has been established at $275,000, $220,000, $168,000, $190,000 and $165,000,
respectively. In addition, each of the Named Executive Officers are eligible to receive an annual bonus based upon the achievement of individual and Company goals. The employment agreements may be terminated by the executive or by the Company. Under the terms of each such employment agreement, if the Company terminates the executive's employment without cause (as defined therein), or, in some cases, if the executive terminates his employment for certain reasons, the Company is required to pay to such executive severance payments at the executive's base salary rate for 12 months (18 months in the case of Dr. Selden) (the "Severance Period"), to be reduced by an amount equal to the amount of any other compensation earned by such individual during such Severance Period. Certain of the employment agreements also provide for payments to be made to the executive in the event of cessation of employment as a result of a disability. Under each of the employment agreements, the executive shall be bound by certain non-compete obligations for two years after termination of employment (one year if the Company terminates such executive's employment other than for cause).

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Company's Board of Directors is responsible for establishing compensation policies with respect to the Company's executive officers. The objectives of the Company's executive compensation program are to establish compensation levels designed to enable the Company to attract, retain and reward executive officers who contribute to the long-term success of the Company so as to enhance stockholder value. The Compensation Committee makes decisions each year regarding executive compensation, including annual base salaries, bonus awards, stock option grants and restricted stock awards. Stock option grants and restricted stock awards are key components of the executive compensation program and are intended to provide executives with an equity interest in the Company so as to link a meaningful portion of the compensation of the Company's executives with the performance of the Company's Common Stock. This report is submitted by the Compensation Committee and addresses the compensation policies for fiscal 1997 as they affected Dr. Selden, in his capacity as President and Chief Executive Officer of the Company, and the Named Executive Officers.

    COMPENSATION PHILOSOPHY

    The Company's executive compensation philosophy is based on the belief that competitive compensation is essential to attract, motivate and retain highly qualified and industrious employees. The Company's policy is to provide total compensation that is competitive for comparable work and comparable corporate performance. The compensation program includes both motivational and retention-related compensation components. Bonuses are included to encourage effective performance relative to current plans and objectives. Stock options are included to help retain productive people and to more closely align their interests with those of stockholders.

    In executing its compensation policy, the Company seeks to relate compensation with the Company's financial performance and business objectives, reward high levels of individual performance and tie a significant portion of total executive compensation to both the annual and long term performance of the Company. While compensation survey data are useful guides for comparative purposes, the Company believes that a successful compensation program also requires the application of judgment and subjective determinations of individual performance, and to that extent the Compensation Committee applies judgment in reconciling the program's objectives with the realities of retaining valued employees.

    EXECUTIVE COMPENSATION PROGRAM

    Annual compensation for the Company's executives consists of three principal elements: base salary, cash bonus and stock options and restricted stock awards.

    BASE SALARY AND CASH BONUS

    In setting the annual base salaries for the Company's executives, the Compensation Committee reviews the aggregate salary and bonus compensation for individuals in comparable positions with other companies, including competitors of the Company, and adjusts such amounts to reflect individual performance. Many of these companies are biotechnology and pharmaceutical companies, some of which are engaged in the research, development, manufacture and sale of therapeutic proteins. The Company also regularly compares the salary levels of its executive officers with other leading companies through reviews of survey and proxy statement data.

    Increases in annual base salary are based on a review and evaluation of the performance of the department or activity for which the executive has responsibility, the impact of that department or activity on the Company and the skills and experience required for the job, coupled with a comparison of these elements with similar elements for other executives both inside and outside the Company.

    Cash bonuses are tied directly to the Company's achievement of its goals and objectives and the contribution of the executive to such achievements.

    EQUITY OWNERSHIP

    Executive officer compensation also includes long-term incentives afforded by options to purchase shares of Common Stock and restricted stock awards. The purposes of the Company's stock ownership program are to (i) highlight and reinforce the mutuality of long-term interests between employees and the stockholders and (ii) to assist in the attraction and retention of critically important key executives, managers and individual contributors who are essential to the Company's growth and development.

    The Company's stock programs include long vesting periods to optimize the retention value of these options and to orient the Company's executive officers to longer term success. Generally, stock options vest in equal annual installments over six years commencing on the first anniversary of the date of grant, and, if employees leave the Company before these vesting periods, they forfeit the unvested portions of these awards.

    The number of shares of Common Stock subject to stock option grants is generally intended to reflect the significance of the executive's current and anticipated contributions to the Company. Since November 1996, the exercise price of options granted by the Company has been determined at the discretion of the Compensation Committee, although it has generally been set at 100% of the fair market value per share on the date of grant. The value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the price of the Company's Common Stock at any particular point in time. However, the decision as to whether such value will be realized through the exercise of an option in any particular year is primarily determined by each individual within the limits of the vesting schedule and not by the Compensation Committee.

    CHIEF EXECUTIVE OFFICER COMPENSATION

    The Compensation Committee has set Dr. Selden's total annual compensation, including compensation derived from the Company's cash bonus and stock option programs, at a level it believes to be competitive with the chief executive officers of similarly capitalized biotechnology and pharmaceutical companies. Dr. Selden, in his capacity as President and Chief Executive Officer, is eligible to participate in the same executive compensation program available to the Company's other senior executives.

    During fiscal 1997, Dr. Selden's annual base salary was increased $30,000, from $210,000 to $240,000. For fiscal 1998, Dr. Selden's base salary has been set at $275,000. For fiscal 1997, Dr. Selden was also awarded a bonus of $135,000 and, in January 1998, was granted an option to purchase 50,000 shares of Common Stock at the then fair market value of $31.75 per share, which compensation was based primarily upon advances in the Company's product pipeline, the successful completion of a follow-on public offering of Common Stock and the issuance of several patents to the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

    Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its chief executive officer and its four other most highly compensated executive officers. However, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Company currently intends to structure its stock option grants to executive officers in a manner that complies with these performance-based requirements.

                                          COMPENSATION COMMITTEE

                                          William R. Miller
                                          Rodman W. Moorhead, III

COMPENSATION COMMITTEE AND INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Messrs. Miller and Moorhead. No member of the Compensation Committee was at any time during 1997, or formerly, an officer or employee of the Company or any subsidiary of the Company. No executive officer of the Company has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of the Compensation Committee of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Based solely on its review of copies of reports filed by individuals required to make filings ("Reporting Persons") pursuant to Section 16(a) of the Exchange Act or written representations from certain Reporting Persons that no Form 5 filing was required for such persons, the Company believes that during fiscal 1997 all filings required to be made by its Reporting Persons were timely made in accordance with the requirements of the Exchange Act.

STOCK PERFORMANCE GRAPH

    The following graph compares cumulative total stockholder return on the Company's Common Stock since October 17, 1996, the date of the Company's initial public offering, with the cumulative total return for the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index. This graph assumes the investment of $100 on October 17, 1996 in the Company's Common Stock, the Nasdaq Composite Index and the Nasdaq Pharmaceutical Index and assumes dividends are reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            TRANSKARYOTIC THERAPIES,
                      INC.              NASDAQ COMPOSITE--U.S.   NASDAQ PHARMACEUTICAL
10/17/96                          $100                     $100                    $100
12/31/96                          $123                     $104                    $100
12/31/97                          $234                     $127                    $103

                                                                                       10/17/96     12/31/96     12/31/97
                                                                                      -----------  -----------  -----------
Transkaryotic Therapies, Inc........................................................   $     100    $     123    $     234
Nasdaq Composite -- U.S.............................................................         100          104          127
Nasdaq Pharmaceutical...............................................................         100          100          103

                               OTHER INFORMATION

ACCOUNTING MATTERS

    The Board of Directors has selected the independent accounting firm of Ernst & Young LLP to audit the accounts of the Company for the year ended December 31, 1998.

    Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

OTHER MATTERS

    Management does not know of any other matters which may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

    All costs of solicitations of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and the Company will reimburse them for their out-of-pocket expenses in this connection.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

    Proposals of stockholders intended to be presented at the 1999 Annual Meeting of Stockholders must be received by the Company at its principal office in Cambridge, Massachusetts not later than December 16, 1998 for inclusion in the proxy statement for that meeting.

                                          By Order of the Board of Directors,

                                          Daniel E. Geffken, SECRETARY

April 15, 1998

THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                            TRANSKARYOTIC THERAPIES, INC.

                    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS

                              To be held on May 19, 1998

  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

     The undersigned, revoking all prior proxies, hereby appoints Richard F Selden and James E. Thomas, and each of them, with full power of substitution, as Proxies to represent and vote as designated hereon all shares of stock of Transkaryotic Therapies, Inc. (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 19, 1998, at 10:00 a.m., Boston Time, at the offices of Hale and Dorr LLP, 26th Floor, 60 State Street, Boston, Massachusetts and at any adjournment thereof, with respect to the matters set forth on the reverse side hereof.

 PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE.


SEE REVERSE       CONTINUED AND TO BE SIGNED ON REVERSE SIDE       SEE REVERSE
   SIDE                                                                SIDE

                                     DETACH HERE


  X    Please mark votes as in this example.

IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES.

1.   To elect the following Directors for the ensuing year.

Nominees:  William R. Miller, Rodman W. Moorhead, III, Richard F Selden, James
E. Thomas and Peter Wirth

____For        ____Withheld

_____________________________
For all nominess except as noted above

MARK HERE IF YOU PLAN TO ATTEND THE MEETING _____

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW _____

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons, each should sign. When signing as an executor, administrator, trustee, guardian, or attorney, please give full title as such. If a corporation, please give full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person.

Signature:_______________________  Date:___________________________

Signature:_______________________  Date:___________________________